EXHIBIT 99.1

RIVER ROCK ENTERTAINMENT AUTHORITY APPOINTS
DAVID WOLFE CHIEF FINANCIAL OFFICER

Geyserville, CA. July 19, 2006 — The River Rock Entertainment Authority (the “Authority”), the operator of the River Rock Casino in Sonoma County, California, today announced that David B. Wolfe has been appointed Chief Financial Officer.

Mr. Wolfe has more than 25 years of experience in finance and accounting.  Most recently, he was the Chief Financial Officer of Desert Diamond Casino in Tucson, Arizona, where he oversaw six departments, including Accounting, Information Technology, Cage Operations, Count Team, Shipping and Receiving and Purchasing.  Prior to that, he was the Finance Director of the Isleta Casino and Resort in Albuquerque, New Mexico.  He also served as Controller of the Sandia Casino in Albuquerque, New Mexico.

“We are delighted to welcome Dave as Chief Financial Officer,” said Shawn Smyth, Chief Executive Officer. “His gaming experience, coupled with his accounting expertise and demonstrated track record of solid financial management, will undoubtedly serve us well going forward.  We look forward to his contributions to our team and to the ongoing growth of the River Rock Casino.”

The Authority also stated that Harvey Hopkins announced his resignation of the title of the Chairman of the Board of Directors of the Authority, but that he will retain his position as a member of the Board.  Mr. Hopkins will remain the Chairman of the Board of Directors of the Dry Creek Rancheria Band of Pomo Indians.  Ms. Betty Arterberry, the Vice Chairperson of the Authority, has assumed the title of Chairperson of the Authority.

River Rock Entertainment Authority

We are a Tribal governmental instrumentality of the Dry Creek Rancheria Band of Pomo Indians (the “Tribe”), a federally recognized self-governing Indian tribe.  The Tribe has 931 enrolled members and approximately 75-acre reservation in Sonoma County, California.  We own and operate the River Rock Casino, a 68,000 square foot facility which is on the reservation and overlooks the scenic Alexander Valley, 75 miles north of San Francisco.  River Rock Casino features 35,500 square feet of gaming space containing 1,600 slot and video poker machines, as well as a full-service restaurant.

Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the Unites States Private Securities Litigation Reform Act of 1995.  Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we “believe,” “expect” or “anticipate” will occur and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable.  We do not guarantee that the transactions and events described in this press release will happen as described (or that they will happen at all).  You should read this press release completely and with the understanding that actual future results may be materially different from what we expect.  We will not update these forward-looking statements, even though our situation will change in the future.

Contact:

Don Duffy

Integrated Corporate Relations

203-682-8200